EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Global Telecommunication Solutions, Inc.

We consent to incorporation by reference in the registration statements on Form S-8 (No. 333-21339) and on Form S-3 (Nos. 333-6925, 333-19005 and 333-68577) of
Global Telecommunication Solutions, Inc. of our report dated April 9, 1999, relating to the consolidated balance sheets of Global Telecommunication Solutions, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-KSB of Global Telecommunication Solutions, Inc.

Our report dated April 9, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a significant net working capital deficiency at December 31, 1998 and has not made certain payments of taxes and regulatory fees, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG LLP
-------------------
KPMG LLP

April 14, 1999
Philadelphia, Pennsylvania



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